Exhibit 16.1

September 19, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Aviat Networks, Inc.'s Form 8-K dated September 19, 2025, and have the following comments:
1.We agree with the statements made in the fourth sentence of the first paragraph, as well as the second, third, and fourth paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the first, second, and third sentences of the first paragraph as well as the fifth paragraph.

Yours truly,
/s/ Deloitte & Touche LLP